Exhibit 99.1
Real Mex Restaurants, Inc.
Fiscal Year 2010 Conference Call Script
Dick Rivera, CEO
Rick Dutkiewicz, CFO
Dick: Good morning and welcome to the Real Mex Restaurants 2010 fourth quarter conference call. I am Dick Rivera, President and CEO. Also with me today are Rick Dutkiewicz, Executive Vice President and CFO and Lowell Petrie, Chief Marketing Officer.
Let me begin by noting that during our opening remarks and in our responses to your questions, certain items may be discussed which are not based on historical fact. Such items including statements indicating our belief, trends, plans, expectations and the like, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. For more details, please refer to the risk factors in our SEC filings. In addition, as a result of a change in control of our parent Company as of June 28, 2010, we were required to revalue our balance sheet and apply purchase accounting treatment in the third quarter of 2010. Under GAAP, we were required to break out our fiscal 2010 results between the predecessor six months ended June 27, 2010 and the successor six months ended December 26, 2010. For purposes of our discussion today, we will refer to the combined predecessor and successor periods as the twelve months ended December 26, 2010. For additional details and a breakdown of the predecessor and successor results, please refer to our Form 10-K which was filed yesterday.
As of December 26, 2010, Real Mex Restaurants operated 181 restaurants; we also franchised or licensed a total of 31 restaurants comprised of 23 franchised Chevys restaurants and 8 internationally licensed El Torito restaurants. Our four major subsidiaries are El Torito, Chevys, and Acapulco restaurants and Real Mex Foods our purchasing, distribution and manufacturing subsidiary. Real Mex Restaurants is a wholly owned subsidiary of RM Restaurant Holding Corp.
Now I would like to summarize our fourth quarter results. Our comparable store sales were basically flat, increasing 0.1%, which represented a 2.4% improvement from the third quarter of 2010. The increase was comprised of a 0.3% increase in our average check which was offset by a 0.2% decrease in our check count. We are encouraged to have achieved positive comparable store sales in the fourth quarter, especially in light of the adverse weather conditions that we experienced in late December.
We continue to be focused on improving the overall guest experience with consistent execution in our operations while being more attentive and hospitable. To help in that regard, we have spent substantial time and resources during the quarter to gain a deeper understanding of our guests and the experience we are delivering; our goal is to ensure that our food and beverage offerings are relevant, that the restaurant environment is energetic and fun and that our brand positioning resonates with their wants and needs. To that end, we have implemented an online guest survey that provides near real time feedback on their dining experience. The feedback we are receiving is providing us a deeper level of insight into guest perceptions regarding attentiveness, speed of service, food quality, and hospitality, among others. Since commencing this survey, we have seen steady improvement in our guest ratings. While we still have much work to do, we are encouraged by our progress.

We have rolled out the Happy Hour program that we tested in the third quarter to all of our El Torito restaurants. More recently, we introduced a program we call “Buck It Up”. This program allows our guests to enjoy their favorite beverage made with a premium brand for just an additional dollar. We are finding that over 1/3rd of our guests are taking advantage of this offer. We plan to have similar programs in both Chevy’s and Acapulco in 2011.
We are testing new lunch offerings at select El Torito and Chevys restaurants that feature Mexico City Street Tacos and sides that are ordered ala carte. While this test is still in its infancy, we are encouraged by our early results and intend to commence a media campaign to create greater awareness of the offerings.
Our Real Mex Foods business is continuing to expand offerings of our brands at both current and new retailers. In the third quarter, we introduced new Chevys items at Costco along with the newly introduced El Torito Mexican Caesar Salad kit. Those products continue to be a regular item for Costco and we have increased our distribution from 58 to 108 stores by the end of the fourth quarter. We are continuing to expand the relationship at Costco with additional items as well as additional stores. We have commenced product rollout at 63 Sam’s Clubs in California with the El Pollo Loco branded products which we produce and sell. Finally, we are now selling products we produce to over 1,500 stores including Von’s, Ralph’s and Albertson’s locations in California. We believe we can grow this line of business through additional points of distribution as well as continuing to expand our product offerings.
For 2010, we spent $10.7 million on capital expenditures which was within the limits provided for in our debt agreements. Our capital expenditures are aimed at ensuring our restaurants operate at the level expected by our guests and consistent with our own requirements.
Now I would like to turn the call over to Rick who will provide an overview of our financial results.
Rick: Thanks Dick.
I would like to start with a discussion of our fourth quarter 2010 results. Total revenues decreased $2.7 million or 2.4% to $109.3 million compared to the fourth quarter of 2009. Restaurant revenues declined $1.6 million in the fourth quarter which was attributable to our operating five less restaurants in 2010. Our discounts increased $318,000 compared to the prior year due to our increased level of promotional activity. Manufacturing revenues decreased $1.0 million compared to the prior year and was primarily attributable to lower distribution sales to outside customers.
Cost of sales was $26.8 million, a $259,000 or 1.0% decrease from the same period in 2009. As a percentage of total revenues, cost of sales increased to 24.6% for the three months ended December 26, 2010 compared to 24.2% of total revenues in the prior year quarter.

Total labor decreased $1.1 million to $40.9 million or 37.4% of total revenue compared to $41.9 million or 37.5% of total revenue in the fourth quarter of 2009. The majority of this reduction was due to staff scheduling changes, coupled with lower health insurance expense. We continue to monitor our labor scheduling to ensure we have the appropriate number of associates ready to serve our guests at a level that they have come to expect.
Direct operating and occupancy expense was $32.7 million or 30.0% of total revenue compared to $31.9 million or 28.5% of total revenue in the fourth quarter of 2009. A significant portion of these costs are fixed in nature and do not vary with changes in total revenues.
General and administrative expense decreased $1.1 million or 16.3% to $5.8 million in the fourth quarter of 2010 compared to $6.9 million in the fourth quarter of 2009. The decrease in the current quarter was primarily due to lower severance and legal expense as well as lower bad debt expense when compared to the 2009 quarter.
Operating loss decreased $16.0 million to $5.0 million compared to $20.9 million in the fourth quarter of 2009. The prior year period included $18.1 million of charges for the impairment of goodwill and property and equipment. The charges for these items in the fourth quarter of 2010 were $2.1 million or a $16.0 million decrease.
Our net loss for the fourth quarter ended December 26, 2010 was $11.5 million compared to a net loss of $23.1 million in the prior year comparable quarter.
I would now like to spend a few moments to summarize our results for the full year. Comparable store sales decreased 2.3% for the year ended December 26, 2010. The decrease was comprised of a 1.7% decrease in average check and a 0.5% decrease in our check count.
Total revenues decreased $22.6 million or 4.5% to $478.0 million compared to 2009. The majority of the decline was attributable to a $19.2 million decline in restaurant revenues. The decrease in restaurant revenues was due to the closure of five restaurants combined with the 2.3% decrease in comparable store sales. Our discounts increased $4.5 million compared to the prior year due to our increased level of promotional activity.
Cost of sales was $116.0 million, a $5.4 million or 4.5% decrease from the full year of 2009. As a percentage of total revenues, cost of sales was flat at 24.3% for both periods.
We continue to benefit from the labor initiatives we put in place late last year. Labor decreased 7.2% or $13.4 million to $172.0 million or 36.0% of total revenue, compared to $185.5 million or 37.0% of total revenue for the year ended December 27, 2009. The majority of this reduction was due to staff scheduling changes, coupled with lower health insurance expense.
Direct operating and occupancy expense was $135.9 million or 28.4% of total revenue compared to $136.4 million or 27.2% of total revenue in 2009. A significant portion of these costs are fixed in nature and do not vary with changes in total revenues.

General and administrative expense decreased $2.5 million to $22.8 million in 2010 compared to $25.3 million in 2009. The decrease in the 2010 period was attributable to lower labor expense due to a reduction in force as well as lower wage rates paid to staff.
Operating income was $4.4 million in 2010 compared to an operating loss of $9.4 million in 2009, which represented a $13.8 year over year improvement. The prior year period included an incremental $18.9 million of charges for goodwill and property and equipment charges. The full year 2009 had a $10.9 million benefit for the gain on extinguishment of debt. Therefore, when you look at both years on a comparable basis, the current year performance improved by $5.8 million.
Our net loss for the year ended December 26, 2010 was $24.1 million compared to a net loss of $49.6 million in the prior year.
We had $3.4 million of unrestricted cash, no borrowings on our revolving credit facility and are in full compliance with the covenants of our debt agreements.
I would now like to turn the call over to Dick Rivera for some closing remarks before the question and answer period.
Dick: Thanks Rick.
As many of you are aware, I have resigned from Real Mex Restaurants, Inc. and will be retiring effective April 1, 2010. At the last Board of Directors meeting, Anthony Polazzi was elected Chairman of the Company and Rick Dutkiewicz was appointed Interim President and CEO.
Over the past two years we have had three key priorities:
•	Building guest counts and same restaurant sales;

•	Improving results from our existing operations; and,

•	Carefully managing our costs.
We have made good progress against these priorities while putting in place a capable, energized and guest-focused leadership team. The team has been an integral part of developing our strategy and plans — they believe in both and are getting on with the task of the implementation. I am confident that they will continue to execute well under Rick’s leadership and that they will support the next Real Mex CEO in the same way that they supported me.
I am grateful for the opportunity I have had to lead Real Mex — while I look forward to the next chapter in my life, I will miss the Company, my role and the people I have come to know, like and respect.
I appreciate your time and continuing support and we will now spend a few minutes answering any specific questions you may have.